Exhibit 99.02

ARKANSAS PUBLIC SERVICE COMMISSION

IN THE MATTER OF THE APPLICATION OF	)
OKLAHOMA GAS AND ELECTRIC COMPANY)	DOCKET NO. 08-103-U
FOR APPROVAL OF A GENERAL CHANGE IN)	ORDER NO. 6
RATES AND TARIFFS	)

ORDER

On August 29, 2008, Oklahoma Gas & Electric Company (“OG&E” or the “Company”) filed in this Docket an Application for a general change in its rates and tariffs. By its Application OG&E sought an increase in its non-fuel rate revenues of approximately $26.4 million based on an overall non-fuel revenue requirement of $94,267,950 and a requested return on equity of 12.25%. Also, on August 29, 2008, OG&E filed the Direct Testimonies and Exhibits of OG&E witnesses Donald R. Rowlett, Donald A. Murry, Jesse B. Langston, Greg Veitch, and Bryan J. Scott in support of its Application.1

On January 13, 2009, the General Staff (“Staff”) of the Arkansas Public Service Commission (the “Commission”), in response to OG&E’s Application and the Direct Testimonies of OG&E’s witnesses, filed the Direct Testimonies and Exhibits of Staff witnesses Robert H. Swaim, L. A. Richmond, Rick Dunn, Sandra B. Green, Gayle Freier, Clark D. Cotten, William L. Mathews, Trent Fulmer, Angela Sidler, and Regina L. Butler.

Also on January 13, 2009, the Attorney General of the State of Arkansas (the “AG”), in response to OG&E’s Application and the Direct Testimonies of OG&E’s witnesses, filed the Direct Testimony and Exhibits of AG witness William B. Marcus.

1 On September 8, 2009, OG&E filed the Revised Direct Testimony and Exhibits of Mr. Murry. On October 14, 2009, OG&E filed certain Replacement Pages for the Direct Testimony of Mr. Scott.

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On February 5, 2009, OG&E filed the Rebuttal Testimonies and Exhibits of OG&E witnesses Murry, Rowlett, Scott, and Roger D. Walkingstick.

On February 24, 2009, the Staff filed the Surrebuttal Testimonies and Exhibits of Staff witnesses Freier, Butler, Swaim, Richmond, Green, Mathews, Dunn, Fulmer, and Sidler. On the same day the AG filed the Surrebuttal Testimony and Exhibits of AG witness Marcus.

On March 16, 2009, the Staff, OG&E, and the AG filed in this Docket a Joint Settlement Agreement by which the Staff, OG&E and the AG have agreed to resolve all outstanding issues in this matter. Filed in support of the Settlement Agreement were the Settlement Agreement Testimonies of Mr. Jeff Hilton for the Staff, Mr. Howard Motley for OG&E, and Mr. Shawn McMurray for the AG.

In their March 16, 2009, joint Motion to Approve Agreement (“Motion”) the Staff, OG&E and the AG requested that the Commission consider the Settlement Agreement at the April 8 evidentiary hearing and excuse all witnesses from the evidentiary hearing with the exception of the Settlement Agreement witnesses. By Order No. 5, issued on April 1, 2009, the Commission granted the joint Motion and excused all witnesses from the April 8 hearing except for the Settlement Agreement witnesses.

On March 18, 2009, the Staff, also on behalf of OG&E and the AG, filed proposed Compliance Tariffs to effectuate the Settlement Agreement in the event the Commission ultimately approves the Settlement Agreement.

As scheduled by Order No. 4, issued on February 26, 2009, the Commission conducted an evidentiary hearing on April 8, 2009, to consider the proposed Settlement Agreement. By its Order No. 5 and as stated by the Chairman of the Commission at the

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beginning of the evidentiary hearing, the Commission expressly reserved its right to accept or reject the proffered Settlement Agreement, and, by future order, to reschedule a full evidentiary hearing on OG&E’s pending rate increase request and to recall for such evidentiary hearing all witnesses excused by Order No. 5.

Also, pursuant to the provisions of Ark. Code Ann. § 23-2-103(b) and Order No. 4, the Commission conducted a public comment hearing in Fort Smith, Arkansas, at the offices of the Arkansas Oil and Gas Commission on the evening of April 30, 2009.

Discussion

By its Application and the initial Direct Testimonies and Exhibits of its witnesses OG&E sought approval of a proposed 39% increase in its rates of $26,391,288 based on an overall non-fuel revenue requirement of $94,267,950. The requested revenue requirement was based upon a rate base of $386,528,827, an equity return of 12.25%, an overall return of 6.56% and a debt to equity ratio of 44/56. OG&E’s Application was based on a test year ending December 31, 2007, adjusted for known and measurable expense and rate base changes occurring in the pro forma year ending December 31, 2008. As part of its rate design testimony, OG&E proposed to collect a portion of its non-fuel costs through a higher fixed customer charge. OG&E also proposed an inverted block rate design for residential and general service customer classes in order to promote the more efficient use of energy by such customers.

OG&E last filed an application for a general change in its rates on July 28, 2006, in Docket No. 06-070-U. Since the conclusion of that rate proceeding, OG&E’s “investment in gross utility plant and facilities used to supply service to its customers has increased by over seven hundred million dollars .... The Company also anticipates

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completion of the acquisition of a fifty-one percent ... interest in the Redbud power plant [located in Oklahoma] for approximately four hundred forty-one million dollars during the pro forma test year. The Redbud facility is a 1,230 megawatt combined-cycle [electric generation] plant that operates more efficiently than older [electric generation] units in the OG&E fleet. Due in large part to the increases in, and anticipated addition to, rate base, OG&E finds itself in the position of needing increased revenue ... to be provided a reasonable opportunity to earn sufficient revenue to cover its cost of service, with a fair return on investment to its stockholders ....” (Application at 2-3).

The Staff was the only party other than OG&E to perform a fully developed cost of service study. By the initial Direct Testimonies and Exhibits of its witnesses the Staff proposed an approximate 17.70% increase in OG&E’s rates of $12,019,586 based on an overall non-fuel revenue requirement of $79,914,175. Staff’s proposed revenue requirement was based upon a rate base of $360,368,129, an equity return of 10.50%, an overall return of 6.48% and a debt to equity ratio of 54/46.

Although the AG did not perform a fully developed cost of service study, the AG did provide evidence on certain key revenue requirement issues. The AG proposed an equity return of 10% and a debt to equity ratio of 55/45. The AG also proposed downward adjustments related to certain significant expenses, i.e. advertising, Directors and Officers insurance, corporate bonus payments and normalization of certain additional expenses.

By its Rebuttal Testimonies and Exhibits, filed in response to the Direct Testimonies of the Staff and the AG, OG&E decreased its proposed equity return from 12.25% to 12.0%, modified its proposed equity to debt ratio from 44/56 to 46/54, and

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decreased its proposed rate base from $386,528,827 to $361,532,789. The modifications proposed by OG&E resulted in a proposed rate increase of $21,431,627 ($4,959,661 less than initially requested) based on a non-fuel revenue requirement of $90,021,654.

By its Surrebuttal Testimony and Exhibits the Staff updated and made certain modifications to its initial Direct case. Staff’s Surrebuttal Testimony supports a pre-tax rate increase of $13,705,770 (an increase of $1,686,184) based on a non-fuel revenue requirement of $81,582,432 to support a rate base of $358,661,012. The AG estimated that, by incorporating his recommendations into Staff’s case, Staff’s proposed revenue requirement would be reduced by an additional $1.1 million.

Prior to the evidentiary hearing, OG&E, the AG and the Staff engaged in negotiations in an effort to achieve resolution of all litigated issues. Those negotiations were successful and led to the filing of a Settlement Agreement on March 16, 2009. Filed in support of the Settlement Agreement were the Settlement Testimonies of OG&E witness Howard W. Motley, AG witness M. Shawn McMurray and Staff witness Jeff HiIton. The parties agreed to settle all litigated issues based on Staff’s Surrebuttal case with certain specific modifications set forth in the Settlement Agreement. The Settlement Agreement is summarized below.

Settlement Agreement Provisions

Revenue Requirement and Cost Allocation:

A.        The parties agree that OG&E’s non-fuel Arkansas rate schedule revenue requirement is $81,444,930, with a resulting revenue deficiency of $13,568,268.

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B.        While the agreed revenue requirement reflects a negotiated settlement of all revenue requirement issues, the parties agree that the revenue deficiency and revenue requirement were developed by adjusting as follows Staff’s Surrebuttal Testimony recommendations:

1.         Pension expense was adjusted to the test year amount of $17,864,375, resulting in an increase in revenue requirement of $548,434;

2.          Long-term incentive pay was adjusted to reflect disallowance of the entire amount (l00%), resulting in a decrease in revenue requirement of $157,842, as recommended by AG Witness Marcus;

3.         The required rate of return in Surrebuttal Exhibit AS-1 of Staff witness Sidler was adjusted to reflect a return on equity of 10.25%, resulting in a decrease in revenue requirement of $528,093. The resulting overall rate of return is as follows:

Component	Amount	Proportion	Rate	Wtd. Cost
Long Term Debt*	$1,692,010,387	39.18%	6.55%	2.57%
Short Term Debt*	135,360,831	3.13%	3.35%	0.10%
Common Equity	1,556,649,556	36.04%	10.25%	3.69%
Customer Deposits*	56,769,703	1.31%	2.75%	0.04%
ADIT	665,354,949	15.41%	0.00%	0.00%
Post-1970 ADITC – LT Debt*	8,664,910	0.20%	6.55%	0.01%
Post-1970 ADITC – ST Debt*	693,193	0.02%	3.35%	0.00%
Post-1970 ADITC – Equity	7,971,717	0.18%	10.25%	0.02%
CAOL	195,532,844	4.53%	0.00%	0.00%
TOTAL	$4,319,008,089	100.00%		6.43%
* The weighted cost of debt is 2.72%.

C.        The parties agree the Commission should approve depreciation rates consistent with the recommendations of Staff witness Freier’s Direct and Surrebuttal Testimonies, which reflect the currently-approved depreciation rates OG&E proposed in

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Application Schedule F-1 with the exception that the depreciation rates for two new asset groupings not existing when rates were established in the last rate case shall be approved as follows: a 3.7% rate for the Redbud facility and a 14.29% depreciation rate for all Security accounts.

D.        The agreed upon Settlement Customer Class Cost of Service Study was developed using the allocation methods and factors embodied in Staff’s Cost of Service Study as presented in the Surrebuttal Exhibit of Staff witness Green. The resulting non-fuel rate schedule revenue requirement for each customer class is as follows:

Rate Class:	Revenue Requirement:	Increase:
Residential	$29,496,104	$2,665,533
General Service	8,857,664	1,238,038
Power & Light	20,639,380	3,697,525
Power & Light TOU	19,342,035	5,438,413
Lighting	2,991,223	510,469
Municipal Pumping	69,677	10,053
Athletic Field Lighting	48,848	8,238
Total Arkansas Retail	$81,444,931	$13,568,269

E.        Residential customer class rate design will follow the principles set forth in the Direct and Surrebuttal Testimonies of AG Witness Marcus and Staff witness Green, as adjusted in settlement negotiations and as reflected in Attachment No. 2 to the Settlement Agreement. The rate design of all other customer classes will follow the principles set forth in the Direct and Surrebuttal Testimonies of Staff witness Green, also as reflected in Attachment No. 2 to the Settlement Agreement.

Rates and Tariffs:

A.        The new base rates reflecting this Agreement are shown on Attachment 2 to the Settlement Agreement. The new rates were developed using the Staff’s

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recommended billing determinants, as recommended by Staff witness Swaim in his Surrebuttal Testimony, which are shown on Attachment 3 to the Settlement Agreement.

B.	The following revisions were made to the Company’s existing tariffs:

1.         Energy Cost Recovery Rider (ECRR): Consistent with Staff witness Butler’s Direct and Surrebuttal Testimonies, the applicable carrying charge rate will be the most recent Commission-approved rate of interest on customer deposits. The carrying charges will be calculated on the average of the beginning and ending monthly over- or under-recovery balances excluding carrying charges.

2.         Standard Extension Policy: Consistent with Staff witness Butler’s Direct Testimony, the Allowable Expenditure Formula was modified to reflect that revenue from exact recovery riders, including the ECRR and the Energy Efficiency Cost Recovery Rider, will be excluded from the calculation. Language was added to the tariff to clarify that: 1) the best possible point of delivery will be considered when extending electric service, and 2) the Company’s requirement that customers comply with all easement guidelines specified in the tariff. Lastly, a provision for a Performance Guaranty Contract for Indeterminate Electric Service has been added to the Standard Extension Policy, which specifies that service requests by oil and gas customers for exploration, production, and recovery will be classified as Indeterminate Electric Service.

3.         Power Factor: Consistent with Staff witness Butler’s Direct Testimony, the power factor requirement in the Company’s Power and Light and

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Power and Light Time-Of-Use rates will be increased from 80% to 90% effective one year after approval of rates from this proceeding.

C.	The following new service offerings were adopted:

1.         Residential Time of Use (“RTOU”) and Commercial Time of Use (“CTOU”): Consistent with Staff witness Green’s Direct and Surrebuttal Testimonies, the Company’s proposed tariff was modified to reflect Ms. Green’s recommendation that the RTOU customer charge be the same as the Residential service rate customer charge and the CTOU customer charge be the same as the customer’s otherwise applicable service rate customer charge. The Company has agreed to implement appropriate record keeping and reporting requirements to help measure the effectiveness of the tariffs. At a minimum, OG&E will collect the relevant data necessary to assess the customers’ ability to respond to the price signals given regarding the price of energy at various times.

2.         Day Ahead Pricing (“DAP”): Consistent with Staff witness Butler’s Direct and Surrebuttal Testimonies, the Company’s proposed tariff was modified to reflect Ms. Butler’s recommendation that the Risk Adjustment Factor component be removed from the DAP rate. The DAP tariff will be implemented as a pilot program to be reevaluated in two years and the Company will implement appropriate record keeping and reporting requirements to help measure the effectiveness of the DAP tariff.

3.         Renewable Energy Program: Consistent with Staff witness Butler’s Direct and Surrebuttal Testimonies, the Company’s proposed tariff was modified to reflect Ms. Butler’s recommendation to limit the number of subscriptions

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under the Renewable Energy Program (“REP”) to the Arkansas retail share of Renewable Energy Credits (“RECs”) generated by the Centennial Wind Farm. Pursuant to Docket No. 06-070-U, 100% of the net proceeds from the sale of Centennial RECs shall be credited to ratepayers through the ECRR. OG&E shall maintain data on the administrative costs associated with the REP tariff, the subscription levels for the program, and the actual number of RECs generated from renewable resources. OG&E shall make an informational filing in this docket of its annual posting of available RECs and subscription prices, rather than as part of the tariff.

D.        Pursuant to the Settlement Agreement the parties filed Compliance Tariffs on March 18, 2009, and request that the new tariffs be approved effective for all bills rendered on or after June 1, 2009.

Mitigation of Rate Change:

A.        To mitigate the effect of the rate increase, the Company has agreed to file an interim ECRR prior to the required April 1, 2010, effective date which will reflect a refund of the projected over-collection of fuel costs from January 1, 2009 through March 31, 2009 of approximately $12.0 million. The revised ECRR rate will become effective on the same date as the new base rates. The approximate $12.0 million refund included in the ECRR will substantially offset the first year of the $13.6 million non-fuel rate increase.

Other Issues:

A.        Consistent with the recommendations of Staff witness Fulmer’s Surrebuttal Testimony, OG&E agrees to continue to track its incremental distribution

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line cycle vegetation management costs directly assigned to Arkansas, and, in its next rate application, to provide workpapers detailing its annual expenditures and to address in its initial testimony the amount of annual expenditures and its performance in meeting its stated objective of a four-year cycle.

B.        Consistent with the recommendations of Staff witness Sidler’s Direct and SurrebuttaI Testimonies, OG&E agrees that the rate it shall use to compute Allowance for Funds Used During Construction, effective from the date of the order approving rates in this Docket until such time as rates are reestablished in OG&E’s next rate case, shall be no higher than the overall rate of return of 6.43% included in developing the revenue requirement in this case. OG&E agrees in future rate case applications to make whatever adjustment may be necessary to accurately state gross plant consistent with the terms of this provision.

C.        Consistent with the recommendations of Staff witness Freier’s Direct and Surrebuttal Testimonies, OG&E agrees to provide Staff with an electronic file by October 1, 2009, containing individual account histories by activity year, including additions, retirements, surviving balances, salvage, and cost of removal amounts, for each calendar year for all previous historical data. Thereafter, OG&E shall provide Staff with an electronic file by March 31 containing individual account histories by activity year, including additions, retirements, surviving balances, salvage, and cost of removal amounts, for each calendar year. For example, calendar year 2009 data would be provided to Staff by March 31, 2010. OG&E further agrees to retain in electronic format all plant account data it submits to Staff in the format specified and keep the same data going forward which is necessary for depreciation studies.

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D.        Nothing in the Settlement Agreement alters OG&E’s obligation for future rate case applications, pursuant to Docket No. 06-070-U, to make an adjustment similar to the one in OG&E Application Schedule B-2.3d and accepted by Staff in adjustment RB-5 in this docket, to accurately reflect net plant at Arkansas-approved depreciation rates.

E.        Nothing in the Settlement Agreement alters OG&E’s obligation, pursuant to Docket No. 06-070-U, to monitor the performance of the Centennial wind-powered electric generation facility and report to the Commission annually the fuel savings associated with the operation of this facility. The report should show, at a minimum, Centennial’s monthly generation, the resources displaced, and the resulting fuel savings.

Settlement Testimony

OG&E witness Motley testified that the “settlement discussions were arms-length discussions among well-informed parties experienced in utility regulation ... [and that] [t]he ultimate result ... reflects the hard work and good faith of the parties.” (Motley Settlement Testimony at 3). Mr. Motley further testified that the Settlement Agreement “revenue deficiency and revenue requirement were developed by making three adjustments to Staff’s Surrebuttal ... recommendations.... Pension expense was adjusted to the 2007 test year amount of $17,864,375. Long-term incentive pay was 100% disallowed and the return on equity was decreased from 10.50% to 10.25%.” (Id. at 4).

Mr. Motley also testified that the Settlement Agreement reflects agreement by the parties to mitigate the rate increase. “The Company estimates that at March 31, 2009, [it will have over-collected] fuel costs [through its Energy Cost Recovery Rider (“ECRR” by] around $12.0 million. OG&E has agreed to file an interim ... [ECRR] prior to the

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required April 1, 2010, effective date which will reflect the $12.0 million refund. ... [T]he revised ECRR rate will become effective on the same day as the new base rates. The reduction in the ECRR will substantially offset the first year of the $13.6 million rate increase.” (Id. at 5-6).

Mr. Motley testified that “[a]s in any reasonable settlement or compromise, the final agreement does not result in attainment of all the goals sought by any party. However, the revenue deficiency settlement amount of $13,568,268 is substantially below the level OG&E requested in this proceeding and the implementation of new rates on bills rendered on and after June 1, 2009, will help offset the effects of regulatory lag.” Finally, Mr. Motley testified that the Settlement Agreement represents “a reasonable compromise and ... is in the public interest.” (Id. at 6).

AG witness McMurray testified that the Settlement Agreement is in the public interest for the following reasons:

1.	It reduces the overall rate increase to OG&E’s customers to $13.6 million - $12.8 million less than originally requested flowering the increase by 48%);

2.	It reduces the increase in rates for the residential class of customers to $2.7 million - $4.8 million less than originally requested (lowering the increase by 64%);

3.	The authorized return on equity will be 10.25% - far lower than the requested 12.5%;

4.	The residential customer’s monthly service charge is increased by only 10%, from $6.50 to $7.15, instead of the requested 80% increase to $11.70; and

5.

Finally, in rate design, the Agreement provides a moderately lower flat winter rate so as not to promote electric heat, and in summer rates move in the direction of more cost-based and conservation-friendly rates, but at the same time minimizing customer impacts.

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(McMurray Settlement Testimony at 4-5).

Staff witness Hilton, in his Settlement Testimony, testified that the Settlement Agreement produced rates that are “just and reasonable” and that the Settlement Agreement is “in the public interest.”

[T]he Agreement has Staff’s Surrebuttal Case as its foundation. Each of the three adjustments made to Staff’s Surrebuttal Case are specifically outlined in the Agreement with the resulting impact being a $137,501 lower Revenue Requirement. Other than the specific adjustments outlined in the Agreement, the agreed upon Revenue Requirement reflects Staff’s position as previously filed by its witnesses in this docket. The cost classification and allocation methodologies embodied in the Settlement COS Study are consistent with the Staff’s recommendations. The rates resulting from the Agreement are just and reasonable and likewise generally consistent with the recommendations made by Staff in its filed case. Moreover, the implementation of the new rates as provided in the Agreement should not have a significant adverse effect on customers. In addition, OG&E has agreed to file an interim ECRR, which will refund approximately $12.0 million and serve to lessen the initial impact of the base rate increase of $13.6 million. The Company has requested, and the parties do not object, an effective date for the new rates of June 1, 2009. Therefore, OG&E will also file the interim ECRR requesting the same effective date.

(Hilton Settlement Testimony at 9-10).

Recovery of Deferred Storm Restoration Costs

During his opening statement at the beginning of the evidentiary hearing, OG&E’s attorney, Mr. Larry Chisenhall, made the following additional request:

The final issue I wish to address today is the treatment of the extraordinary storm cost expense. In Docket No. 08-152-U, the Commission approved OG&E’s request and authorized the Company to defer its incremental operation and maintenance storm restoration costs. The order further stated that the recovery would be addressed as part of the rate proceeding which has been done. The adjustments and calculations included in the settlement agreement provide for a two-year recovery of the Arkansas amount of the extraordinary storm damage of $533,280.

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In order to tie together Docket 08-152-U and this rate proceeding, we want to make sure the methodology that’s approved in the agreement here and what was done in the prior docket is included in one spot, and this is as much for the convenience of the outside auditors as it is for anybody, so that whoever the outside auditor is can verify in one particular document what happens in Docket 152 and what’s happening in the rate case.

We are asking that the Commission specifically include in its order in this proceeding the language essentially as follows. We would ask that it say that OG&E’s nonfuel rate revenue schedule requirement shall include $266,640 to reflect a two-year recovery of the total Arkansas deferred storm cost amount of $533,280.

(April 8, 2009, Transcript Vol. 1, at 7-8).

In her opening statement the attorney for the AG, Ms. Sarah Tacker, stated that the AG “has no objection to the inclusion in the order of the language suggested by Mr. Chisenhall with regard to recovery of extraordinary storm damage expenses. (Id. at 10-11). Also, in his opening statement the attorney for the Staff, Mr. Paul Ward, stated that “Staff also agrees with Mr. Chisenhall’s statements regarding storm cost recovery language in the Commission’s order.” (Id. at 12).

The purpose of a rate case is to establish new prospective rates based on an updated Cost of Service Study which generally incorporates test year expenses and revenues adjusted for known and measurable changes occurring in the pro forma year. Once established and implemented such new rates will remain in effect until a new rate case has been filed and resolved by the Commission with the approval of new prospective rates. The proposed recovery by OG&E of $533,2802 in deferred storm

2 Order No. 13, issued on December 19, 2009, in OG&E’s 2008 Storm Damage Cost Recovery Docket No. 08-152-U, authorized OG&E “to defer, for accounting purposes, approximately $577,000 in year 2008 incremental storm recovery operations and maintenance expenses...” The $577,000 amount was an approximate or estimated year-end 2008 amount subject to an actual year-end true-up. Actual year-end audited storm cost data reflected costs of only $533,280, $43,720 less than initially estimated and

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costs over two years is reasonable. However, the inclusion of the annual recovery of $266,640 within OG&E’s authorized non-fuel revenue requirement in order to recover the $533,280 over two years is not reasonable. Absent the establishment of new rates for OG&E at the end of the two-year storm costs recovery period the incorporated $266,640 in deferred storm costs would continue to be inappropriately collected from ratepayers until such time as OG&E’s next rate case was finally resolved and new rates were implemented. Accordingly, the Commission finds and directs that the $533,280 in deferred storm costs should be recovered by OG&E through a separate exact recovery rider over a two-year period of time, and; OG&E’s annual authorized non-fuel revenue requirement should be decreased by $266,640 to reflect the removal of the deferred storm costs.

Conclusion

Having considered all of the adversarial written testimonies and exhibits filed in this case before the successful settlement negotiations even began, the Commission finds that the evidence presented could support a non-fuel revenue requirement finding for OG&E in the range of $81,582,432 (Staff’s Surrebuttal case) to $90,021,654 (OG&E’s Rebuttal case). The Settlement Agreement calls for a non-fuel revenue requirement of $81,444,930 which is $137,502 less than Staff’s Surrebuttal case. Therefore, the Settlement Agreement non-fuel revenue requirement of $81,444,930, less $266,640 in deferred storm costs, is clearly supported by substantial evidence.

The Commission further finds that all other matters resolved by the Settlement Agreement clearly fall within the litigated parameters of the pre-Settlement Agreement authorized. The final cost of $533,280 was verified by Staff witness Trent Fulmer. (Fulmer Surrebuttal at 7).

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testimonies and exhibits filed by the parties and, therefore, also are supported by substantial evidence.

Accordingly, based upon the totality of the evidence presented in this case, including both the pre-Settlement and the post-Settlement testimonies and exhibits, the Commission finds that the Settlement Agreement is supported by substantial evidence of record and is just and reasonable and in the public interest. As such the Commission directs and orders as follows:

1.   The Settlement Agreement attached as Joint Exhibit 1 to the Motion to Approve Agreement and filed in this Docket on March 16, 2009, is hereby approved;

2.    OG&E is directed to file new compliance tariffs reflecting the removal of $266,640 in deferred storm cost from the Settlement Agreement non-fuel revenue requirement of $81,444,930. Upon approval by the Commission the revised tariffs shall be implemented with all customer bills rendered on and after June 1, 2009.

3.    The Compliance Tariffs filed in this Docket on March 18, 2009, as well as the revised and corrected Original [Tariff] Sheet No. 7.0 filed in this Docket on May 19, 2009, are hereby rejected, and;

4.     OG&E is directed to file a proposed exact recovery rider for the purpose of recovering from ratepayers $533,280 in deferred storm costs over a two-year period.

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BY ORDER OF THE COMMISSION,

This 20th day of May, 2009.

/s/ Paul Suskie
Paul Suskie, Chairman

/s/ Colette D. Honorable
Colette D. Honorable, Commissioner

/s/ Olan W. Reeves
Olan W. Reeves, Commissioner

I hereby certify that the following
order issued by the Arkansas
Public Service Commission has
been served on all parties of record
this date by U.S. mail with postage
prepaid, using the address of each
party as indicated in the official
docket file.

/s/ Diana K. Wilson
Diana K. Wilson
Secretary of the Commission
Date: 5-20-09

/s/ Diana K. Wilson

Diana K. Wilson

Secretary of the Commission